UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 2006 (December 29, 2005)

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23593	94-3221585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 961-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2005, the Board of Directors of VeriSign, Inc. (“VeriSign” or the “Company”) approved the acceleration of the vesting of unvested and “out-of-the-money” stock options that had an exercise price per share in excess of $24.99, all of which were previously granted under VeriSign’s stock option plans and that were outstanding on December 29, 2005. Options to purchase approximately 8.8 million shares of common stock or 47% of our total outstanding unvested options on December 29, 2005 were subject to the acceleration. The options accelerated included certain options previously granted to executive officers and directors of VeriSign.

The purpose of the acceleration was to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its Consolidated Statements of Operations pursuant to Financial Accounting Standards Board Statement No. 123(R) (FAS No. 123(R)). Under FAS No. 123(R), the Company will apply the expense recognition provisions relating to stock options beginning in the first quarter of fiscal 2006. In approving the acceleration, the Board considered the anticipated effect on the Company’s financial results, stockholder value and employee morale and retention. VeriSign believes that the acceleration is in the best interest of stockholders as it will reduce the Company’s reported compensation expense beginning in 2006 under FAS No. 123(R). As a result of the acceleration, VeriSign expects to reduce the stock option expense it otherwise would have been required to record by approximately $27.7 million in 2006. The acceleration of the vesting of these options will not result in a charge to our expenses in 2005. It is possible that changes in the interpretations of existing accounting standards or the adoption of new accounting standards could cause the ultimate accounting of the Company’s options to vary from the Company’s current expectations.

In addition, the acceleration was accompanied by restrictions imposed on any shares purchased through the exercise of accelerated options. Those restrictions will prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: January 5, 2006	By:	/s/ James M. Ulam
James M. Ulam
Senior Vice President,
General Counsel and Secretary